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EXHIBIT 16.1


                                                 December 20, 2001



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for FragranceNet.com, Inc. ("FragranceNet") and, under the date of June 4, 2001, we reported on the consolidated financial statements of FragranceNet and subsidiary as of and for the years ended March 31, 2001 and 2000. On December 17, 2001, our appointment as principal accountants was terminated. We have read FragranceNet's statements included under Item 4 of its Form 8-K dated December 20, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with FragranceNet's statements that the hiring of Marcum & Kliegman LLP was approved by the Board of Directors and that FragranceNet did not consult with Marcum and Kleigman LLP on any accounting, auditing or financial reporting issue prior to their engagement.

                                      Very truly yours,



                                               KPMG LLP